SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Peoples Telephone Company, Inc.
                (Name of Registrant as Specified In Its Charter)

 ---------------------------------------------------------------------------
  (Name of Persons(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No:
    3) Filing Party:
    4) Date Filed:

                      PEOPLES TELEPHONE COMPANY, INC.
              NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS

                       To Be Held On August 25, 1995

                             ----------------

          TO THE SHAREHOLDERS OF PEOPLES TELEPHONE COMPANY, INC.:

     The Annual Meeting of Shareholders of PEOPLES TELEPHONE COMPANY, INC., a New York corporation (the "Company"), will be held at the Radisson Mart Plaza Hotel at 711 Northwest 72nd Avenue, Miami, Florida 33126, on August 25, 1995, at 10:00 a.m., for the following purposes:

1. To elect four persons to the Company's Board of Directors (by the holders of Common Stock and Series C Cumulative Convertible Preferred Stock, voting together as a single class), as more fully described in the accompanying Proxy Statement, to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

2. To transact all other business that may properly come before the meeting and all adjournments of the meeting.

     Pursuant to the terms of the Company's Series C Cumulative Convertible Preferred Stock (the "Preferred Stock"), the holders of the Preferred Stock are entitled to vote on all matters submitted to the shareholders for a vote together with the holders of the Common Stock, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon the conversion of the Preferred Stock as of the record date. As of the close of business on July 20, 1995, the record date for the meeting, each share of Preferred Stock was convertible into
19.04762 shares of Common Stock.

     Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy in the enclosed envelope as promptly as possible.

                         By Order of the Board of Directors

                         /s/ FRANCIS J. HARKINS

                         Francis J. Harkins, Secretary

July 25, 1995

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON SHOULD PROMPTLY EXECUTE AND RETURN THE ENCLOSED PROXY CARD. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      PEOPLES TELEPHONE COMPANY, INC.
                              PROXY STATEMENT
                         _______________________

                   1995 ANNUAL MEETING OF SHAREHOLDERS

                      To Be Held On August 25, 1995
                         _______________________

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Peoples Telephone Company, Inc., a New York corporation (the "Company"), of proxies from the holders of common stock, par value $.01 per share ("Common Stock") and Series C Cumulative Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of the Company for use at the 1995 Annual Meeting of Shareholders of the Company (the "Annual Meeting") and at any adjournments or postponements of the Annual Meeting.

     The Annual Meeting will be held at the Radisson Mart Plaza Hotel at 711 Northwest 72nd Avenue, Miami, Florida 33126, on August 25, 1995, at 10:00 a.m. The Company's 1994 Annual Report to Shareholders accompanies this Proxy Statement but does not form a part of this Proxy Statement. It is expected that this Proxy Statement will be mailed to the shareholders of the Company on or about July 25, 1995. The principal executive offices of the Company are located at 2300 N.W. 89th Place, Miami, Florida 33172.

                     OUTSTANDING STOCK AND VOTING RIGHTS

     On July 19, 1995, the Company issued to UBS Partners, Inc. ("UBS Partners") 150,000 shares of Preferred Stock for gross proceeds of $15.0 million (the "Preferred Stock Investment"). Pursuant to the terms of the Preferred Stock, the holders of the Preferred Stock are currently entitled to elect two members of the Board of Directors of the Company. The terms of the Preferred Stock also provide that as long as the Preferred Stock is entitled to elect one director, the Board of Directors shall consist of six directors. UBS Partners has elected only one of its designees, Mr. Charles
J. Delaney, to serve on the Board of Directors of the Company. UBS Partners has advised the Board of Directors that it will, at or about the time of the Annual Meeting, elect Mr. Jeffrey J. Keenan to serve as the second designee of UBS Partners on the Board of Directors.

     In addition to the right to elect two of the six directors of the Board of Directors discussed in the preceding paragraph, the holders of the Preferred Stock are entitled to vote on all matters submitted to the shareholders of the Company (including the election of the four directors with regard to which the holders of Common Stock are entitled to vote) for a vote together with the holders of the Common Stock, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock. As of the date of this Proxy Statement, the Board of Directors knows of no business other than the election of directors which is to be submitted to the shareholders of the Company at the Annual Meeting.

     In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on July 20, 1995 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote. Each shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy-holders or to the Company at any time before it is voted. Unless authority is withheld, proxies which are properly executed will be voted for the proposal set forth on the proxies. Although a shareholder may have given a proxy, the holder may nevertheless attend the meeting, revoke the proxy and vote in person.

     At the close of business on July 20, 1995, there were 16,073,176 shares of Common Stock outstanding and 150,000 shares of Preferred Stock (convertible into 2,857,143 shares of Common Stock) outstanding. Every holder of record of Preferred Stock and Common Stock of the Company at the close of business on July 20, 1995 is entitled to notice of the meeting and to vote, in person or by proxy, 19.04762 votes for each share of Preferred Stock and one (1) vote for each share of Common Stock, as the case may be, held by such holder. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon. For purposes of determining whether the proposal has received a majority vote, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will not be included in the vote totals. However, abstentions and broker non-votes will be counted in the determination of a quorum.

                                 PROPOSAL 1

                           ELECTION OF DIRECTORS

     As discussed under "OUTSTANDING STOCK AND VOTING RIGHTS," the holders of the Preferred Stock have the right to elect two of the six directors of
the Company.   With regard to the remaining four directors, the Board of
Directors has nominated the following four persons to serve as directors of the Company until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than four persons. With the exception of Jeffrey Hanft and Robert D. Rubin, none of the four nominees listed below and the directors elected or to be elected by the holders of the Preferred Stock is a current or former employee of the Company or its subsidiaries. It is intended that proxies will be voted for the nominees listed below, all of whom are presently serving as directors of the Company.

     To the best of the Company's knowledge, each of the nominees for director is able and intends, if elected, to serve on the Board of Directors. If, prior to the Annual Meeting, any of the nominees should become unable to serve for any reason, the persons named as proxies will have full discretion to vote for all other persons who are nominated. The names and ages of, and certain other information about, the nominees for election are set forth below:

     JEFFREY HANFT, age 49, has been the Chairman of the Board of Directors and the Chief Executive Officer of the Company and its predecessor since December 1983. He was also the President of the Company and its predecessor from December 1983 until June 1990 and from September 1993 until June 1994. Mr. Hanft was the chairman of the Florida Pay Telephone Association from 1987 to December 1990 and the chairman of the American Public Communications Council ("APCC") from April 1988 to January 1992.
Mr. Hanft is currently the chairman of the Legal Committee of the APCC and chairman emeritus of the APCC.

     JODY FRANK, age 43, has served as a director of the Company and its predecessor since September 1986. Since February 1990, he has been a vice president of Shearson Lehman and, after Smith Barney acquired the assets of Shearson Lehman in 1994, Smith Barney Shearson.

     ROBERT E. LUND, age 51, was elected as a director of the Company in May 1994. From September 1990 to December 1991, Mr. Lund was Chairman and Chief Executive Officer of International Telecharge, Inc., a telecommunications company. From February 1993 until October 1994 (when Newtrend, L.P. was sold), Mr. Lund served as Chief Operating Officer of Newtrend, L.P., a provider of software and professional services. Since December 1994, Mr. Lund has served as President and Chief Executive Officer of S2 Software, Inc., a Dallas, Texas software company.

     ROBERT D. RUBIN, age 36, joined the Company in August 1989 as Executive Vice President and became President in June 1994 and a director in February 1995. Mr. Rubin is also chairman of the Company's merger and acquisition committee. Mr. Rubin was an attorney from August 1984 to August 1989 specializing in mergers and acquisitions, securities law and general corporate law.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO ELECT THE FOUR NOMINEES TO THE BOARD.

     As discussed under "OUTSTANDING STOCK AND VOTING RIGHTS" above, the holder of the Preferred Stock elected Charles J. Delaney to serve as a director of the Company in July 1995, and has advised the Board of Directors that it will elect Jeffrey J. Keenan to serve on the Board of Directors at or about the time of the Annual Meeting. Certain information about Messrs. Delaney and Keenan is set forth below:

     CHARLES J. DELANEY, age 35, has been President of UBS Capital Corporation, a wholly-owned subsidiary of Union Bank of Switzerland and an affiliate of UBS Partners ("UBS Capital"), since January 1993 and Managing Director in charge of the Leveraged Finance Group of the Corporate Banking Division of Union Bank of Switzerland since May 1989. Prior to May 1989, Mr. Delaney was Vice President of Marine Midland Bank, N.A. Mr. Delaney is also a director of Specialty Foods Corporation, SDW Holding Corporation and RU Corporation.

     JEFFREY J. KEENAN, age 38, has been a Vice President of UBS Partners since January 1995 and a director of UBS Partners since March 1995. Mr. Keenan joined UBS Capital in June 1994 as a Managing Director. Prior to joining UBS Capital, Mr. Keenan was Managing General Partner of the WSW Fund, a $250 million equity investment fund. From 1988 until 1991, he was a General Partner at Acadia Partners, L.P., a $1.8 billion investment fund and prior thereto, a Managing Director of AEA Investors, Inc., a $500 million equity investment fund. Mr. Keenan is a director of Choctaw Maid Farms, Inc. and United Building Materials Corporation.

     Charles Delaney replaced Ronald Gelber as a director of the Company following Mr. Gelber's resignation in connection with the closing of the Preferred Stock Investment on July 19, 1995. Jeffrey Keenan is expected to replace current director Richard Whitman, who has not been renominated by the Board of Directors.

                    MEETINGS AND COMMITTEES OF THE BOARD

     Seventeen meetings of the Board of Directors were held during 1994. Each of the directors of the Company participated, during the period of 1994 when he was a director, in at least 75% of the total of the meetings of the Board of Directors and the meetings of the committees on which the Board member served. Except for Mr. Hanft and Mr. Rubin, all of the directors of the Company are reimbursed for all travel and other expenses incurred in attending the meetings.

     The Compensation Committee held seven meetings during 1994. The Compensation Committee's responsibilities include, among other things, recommending salary adjustments, establishing bonuses and granting options to employees. Messrs. Robert E. Lund, Bernard M. Frank and Ronald Gelber served on the Compensation Committee in 1994. Mr. Bernard M. Frank resigned as a director, and as a committee member, in February 1995. Mr. Jody Frank replaced him on the Compensation Committee. Mr. Ronald Gelber resigned as a director, and as a committee member, in July 1995. No additional fees were paid to directors for serving on the Compensation Committee in 1994.

     The Audit Committee held two meetings during 1994. Messrs. Jody Frank, Ronald Gelber and Richard Whitman served on the Audit Committee in 1994. Mr. Gelber resigned as a director, and as a committee member, in July 1995. The Audit Committee's responsibilities include, among other things, recommending independent auditors to the Board, reviewing the scope of audit functions of the independent auditors and reviewing audit reports rendered by the independent auditors.

     The Nominating Committee held one meeting during 1994. The responsibilities of the Nominating Committee include the recommendation of candidates for nomination as directors of the Company. Messrs. Jeffrey Hanft and Jody Frank served on the Nominating Committee in 1994. The Nominating Committee will consider nominees recommended by shareholders. Nominees for election at the 1996 Annual Meeting of Shareholders should be submitted to the Board of Directors before December 26, 1995.

     DIRECTORS COMPENSATION AND CONSULTING ARRANGEMENTS

     For 1995, all directors will receive, as compensation for serving on the Board of Directors, $500 per person for each meeting attended telephonically and $1,000 per person for each meeting attended in person. Upon election (or re-election) by the shareholders of the Company at an annual meeting of shareholders, pursuant to the terms of the Company's 1993 Non-Employee Director Stock Option Plan, each non-employee director of the Company receives an option to purchase 10,000 shares of Common Stock of the Company. Non-employee directors who are chosen to fill a newly created directorship or vacancy in the Board of Directors are also granted an option to purchase 10,000 shares of Common Stock of the Company. The exercise price of any option granted to directors is the fair market value of the Common Stock of the Company on the date the option is granted.

     Jody Frank has agreed to provide consulting services to the Company in the areas of financial analysis and acquisitions. Mr. Frank received a fee of $50,000 in 1994. In 1995, Mr. Frank will receive a monthly fee of $2,000 for such consulting services. Mr. Frank also received a grant of options on 15,000 shares of Common Stock of the Company in 1994.

     Bernard M. Frank, who was a director of the Company and a Compensation Committee member in 1994, received $25,000 and a grant of options on 15,000 shares of Common Stock of the Company in 1994. Mr. Frank resigned from the Board of Directors and the Compensation Committee in February 1995. Mr. Frank is the father of Jody Frank.

     Richard Whitman received $47,500 in 1994 for providing consulting services to the Company. Mr. Whitman received a grant of options on 15,000 shares of Common Stock of the Company in 1994.

     Ronald Gelber received fees of $50,000 in 1994 from the Company for serving on its Board of Directors. In 1995, prior to his resignation, Mr. Gelber received a monthly fee of $2,000 for serving as the Chairman of the Audit Committee. In 1994, Mr. Gelber also received a grant of options on 15,000 shares of Common Stock of the Company. Mr. Gelber resigned from the Board of Directors and the Compensation Committee in July 1995.

     Robert Lund received $32,500 from the Company in 1994 for consulting services and for serving on its Board of Directors. Mr. Lund also received a grant of options on 15,000 shares of Common Stock of the Company in 1994.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Common Stock of the Company as of June 30, 1995 (except as otherwise indicated) by (i) each person known by the Company to beneficially own more than five percent of the outstanding Common Stock of the Company, (ii) each current director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company, as a group. Except as otherwise indicated, the persons named in the table have the sole voting and investment power with respect to the shares shown as beneficially owned by them. Included in the following table is UBS Partners, the owner of 150,000 shares of Preferred Stock issued pursuant to the closing of the Preferred Stock Investment on July 19, 1995, which shares of Preferred Stock are immediately convertible, at the option of UBS Partners, into 2,857,143 shares of Common Stock (or 15.09% of the outstanding Common Stock as of June 30, 1995, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934).

                                    AMOUNT AND NATURE                PERCENT
NAME OF BENEFICIAL OWNER        OF BENEFICIAL OWNERSHIP(1)           OF CLASS
- ------------------------        --------------------------           --------

Jeffrey Hanft                         806,529(2)(3)                    4.93%

Robert D. Rubin                       344,833(3)                       2.12%

Richard F. Militello                  306,275(3)(4)                    1.89%

Richard Whitman                       264,219(5)                       1.64%

Jody Frank                            214,262(5)(6)                    1.32%

Bruce W. Renard                       115,833(3)                          *

Lawrence T. Ellman                     30,000(3)                          *

Robert E. Lund                         31,350(5)                          *

Charles J. Delaney                          0(7)                          -

UBS Partners
  299 Park Avenue
  New York, New York 10171          2,857,143(8)                      15.09%

Kayne Anderson Investment
  Management, Inc.
  1800 Avenue of Stars
  Los Angeles, California 90067     1,023,200(9)                       6.37%

Creditanstalt American Corp.
  245 Park Avenue
  New York, New York 10167            850,000(9)(10)                   5.07%

 All directors and executive        2,199,134(2)(3)(4)
  officers as a group                        (5)(6)(11)               12.80%
  (12 persons)
 _________________________
*    Less than one percent.

(1) Includes shares of Common Stock issuable upon the exercise of stock options, which are exercisable within 60 days of June 30, 1995.

(2) Includes 11,980 shares of Common Stock held by Rikki Hanft, the minor daughter of Jeffrey Hanft.

(3) Includes options to purchase 834,833 shares of Common Stock granted under the Company's stock option plans to the following executive officers: 286,667 to Jeffrey Hanft (at an average exercise price of $8.14 per share); 229,333 to Robert D. Rubin (at an average exercise price of $8.14 per share); 173,000 to Richard F. Militello (at an average exercise price of $8.15 per share); 115,833 to Bruce W. Renard (at an average exercise price of $6.18 per share); and 30,000 to Lawrence T. Ellman (at an average exercise price of $5.69 per share).

(4) Includes 5,625 shares of Common Stock owned by Richard F. Militello as custodian for Laura Militello, Sara Militello and Michael Militello, his minor children.

(5) Includes options to purchase shares of Common Stock granted to the following directors: 60,000 to Richard Whitman (at an average exercise price of $10.03 per share); 105,000 to Jody Frank (at an average exercise price of $8.70 per share); and 30,000 to Robert E. Lund (at an average exercise price of $8.00 per share).

(6) Includes 40,050 shares of Common Stock in a voting trust of which Jody Frank is the beneficial owner. Also includes 3,812 shares for which Jody Frank is custodian and as to which Aaron Frank, Rebekah Frank and Lucy Frank, Mr. Frank's minor children, are the beneficial owners of 1,812 shares, 1,000 shares and 1,000 shares, respectively.

(7) Mr. Delaney disclaims beneficial ownership of the Preferred Stock owned by UBS Partners, and of the Common Stock into which the Preferred Stock is convertible.

(8) Represents shares of Common Stock issuable upon conversion of 150,000 shares of Preferred Stock currently outstanding. All of the outstanding Preferred Stock is owned by UBS Partners (a wholly-owned subsidiary of Union Bank of Switzerland).

(9) Information provided by Schedule 13D and/or 13Gs filed by such persons. The Company has not independently verified such information.

(10) Represents currently exercisable warrants received in connection with a previous credit facility between the Company and Creditanstalt-Bankverein (of which Creditanstalt American Corporation is a wholly-owned subsidiary) and 150,000 shares of Common Stock obtained upon the exercise of warrants in connection with a previous credit facility. The currently exercisable warrants expire March 12, 2000 and are exercisable for 700,000 shares of Common Stock or the Company's Series B Preferred Stock at an average price of $7.86 per share. Each share of Series B Preferred Stock is convertible into one share of Common Stock. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(11) Includes options to purchase 81,834 shares of Common Stock granted to executive officers of the Company not named in the Summary Compensation Table.

OWNERSHIP AND TRANSACTION REPORTS

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors and certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock, are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner with respect to 1994.

                             EXECUTIVE OFFICERS

     The principal occupation of each executive officer (other than Messrs. Hanft and Rubin) for at least the last five years is set forth below:

     RICHARD F. MILITELLO, age 45, has been employed by the Company since October 1986. He served as Chief Financial Officer of the Company from October 1986 to August 1993, as Vice President - Finance from June 1988 to August 1993, and as Chief Operating Officer since August 1993.

     BONNIE S. BIUMI, age 33, joined the Company in July 1994 as Chief Financial Officer. Prior to joining the Company, Ms. Biumi was a Senior Manager with Price Waterhouse LLP in Miami, Florida. Ms. Biumi is a certified public accountant.

     LAWRENCE T. ELLMAN, age 43, joined the Company in June 1994 as President of its Pay Telephone Division. From 1990 until joining Company, Mr. Ellman was President of Atlantic Telco Joint Venture, an independent public pay telephone operator acquired by the Company in June 1994. For approximately eight years prior thereto, he was Executive Vice President and Chief Financial Officer of American Potomac Distributing Company, a beverage distributor.

     F.J. POLLAK, age 32, has been employed by the Company since November 1993 as President of PTC Cellular, Inc. From September 1992 through October 1993, Mr. Pollak was Marketing Director for Weisman Enterprises ("Weisman"), the holding company for Intera Communications, Best Vendors and Mobile

Merchandising, Inc. From January 1984 through September 1993, he was Executive Vice President of Nationwide Vending Services, Inc., whose assets were sold to Weisman.

     BRUCE W. RENARD, age 41, joined the Company as Vice President - Regulatory Affairs/General Counsel in January 1992. From September 1, 1991 to December 31, 1991, Mr. Renard was a sole practitioner specializing in legal and regulatory consulting services to the telecommunications and utility industries. From August 1984 to September 1991, Mr. Renard was a partner with the Florida law firm of Messer, Vickers, Caparello, French and Madsen, managing the utility and telecommunications law sections of the firm. Prior to that time Mr. Renard served as Associate General Counsel for the Florida Public Service Commission.

     KAREN V. GARCIA, age 38, joined the Company in October 1990 as National Sales Manager. Ms. Garcia's previous employment included 13 years with the Bell System, two of which were at New York Telephone Company and the remaining eleven with Southern Bell Telephone Company and has served as Vice President of Sales and Customer Support since November 1993.

                           EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1994, 1993 and 1992, the compensation paid by the Company to its Chief Executive Officer and each of the four remaining most highly compensated executive officers for the fiscal year ended December 31, 1994.

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION
                            ANNUAL COMPENSATION            AWARDS
                      ------------------------------   -------------
                                                         SECURITIES      ALL OTHER
NAME AND PRINCIPAL                                       UNDERLYING    COMPENSATION
POSITION                YEAR      SALARY      BONUS       OPTIONS           (1)
- ------------------    -------   ---------   --------   -------------   ------------
Jeffrey Hanft,         1994     $417,000    $      0      300,000          $2,000
   CEO, Chairman       1993      361,000           0       68,000           2,000
   of the Board        1992      282,000     120,000       75,000           2,000

Robert D. Rubin,       1994      263,000           0      240,000           2,000
   President           1993      233,000           0       54,000           2,000
                       1992      179,000      80,000       60,000           1,000

Richard F. Militello,  1994      208,000           0      180,000           1,000
   Chief Operating     1993      176,000           0       42,000           1,000
   Officer             1992      135,000      57,000       83,000           1,000

Bruce W. Renard,       1994      150,000           0       20,000           2,000
   V.P. Regulatory     1993      164,000      25,000       15,000           2,000
   Affairs, General    1992      150,000      43,000            0               0
   Counsel

Lawrence T. Ellman,    1994(2)   105,000      10,000       45,000               0
   President, Pay
   Telephone
   Division

____________________

(1) The amounts disclosed in this column include the Company's contributions on behalf of the named executive officer to the Company's 401(k) retirement plan in amounts equal to 25% of the executive officer's yearly participation in the plan.

(2) Mr. Ellman joined the Company in June 1994.

    The following table sets forth certain information with respect to stock options granted during the year ended December 31, 1994 to the executive officers named in the Summary Compensation Table:

                     OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                         --------------------------------------------------------------------
                                                                                                 POTENTIAL REALIZABLE VALUE OF
                                                                                                 ASSUMED ANNUAL RATES OF STOCK
                         NUMBER OF         % OF TOTAL                                            PRICE APPRECIATION FOR OPTION
                         SECURITIES     OPTIONS GRANTED                                                      TERM(2)
                         UNDERLYING     TO EMPLOYEES IN      EXERCISE OR BASE      EXPIRATION    -----------------------------
                         OPTIONS(1)       FISCAL YEAR         PRICE ($/SHARE)         DATE             5%              10%
                         ----------     ---------------      ----------------      ----------    --------------   ------------
Jeffrey Hanft            250,000            22.67%               $8.50(3)            2/16/99        $588,000       $1,301,000
                          50,000(4)          4.53                 5.13              10/13/99          71,000          157,000

Robert D. Rubin          200,000            18.13                 8.50(3)            2/16/99         470,000        1,041,000
                          40,000(4)          3.63                 5.13              10/13/99          57,000          126,000

Richard F. Militello     150,000            13.60                 8.50(3)            2/16/99         353,000          780,000
                          30,000(4)          2.72                 5.13              10/13/99          43,000           94,000

Bruce W. Renard           20,000             1.81                 5.13              10/13/99          28,000           63,000

Lawrence T. Ellman        45,000             4.08                 5.69               7/11/99          71,000          157,000

_____________________

(1) Options were granted for a term of five years, subject to earlier termination in certain events related to termination of employment. Options become exercisable in three equal annual installments.

(2) These amounts represent assumed rates of appreciation which may not necessarily be achieved. The actual gains, if any, are dependent on the market value of the Company's Common Stock at a future date as well as the option holder's continued employment throughout the vesting period. Appreciation reported is net of exercise price.

(3) In the event of a change in control of the Company, such exercise price will be adjusted to $5.38.

(4) Vesting of options is contingent upon the Company meeting certain performance levels during 1995.

     The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1994 by the executive officers named in the Summary Compensation Table and the fiscal year end value of unexercised options:

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF          VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS    OPTIONS AT FISCAL YEAR
                                                      AT FISCAL YEAR END              END
                            SHARES                   -------------------    ----------------------
                          ACQUIRED ON      VALUE         EXERCISABLE/             EXERCISABLE/
NAME                      EXERCISE(S)     REALIZED      UNEXERCISABLE            UNEXERCISABLE
- ----------------------    -----------     --------   -------------------    ----------------------
Jeffrey Hanft                 0             $  0       261,667/180,833               $  0/0
Robert D. Rubin               0                0       229,333/124,667                  0/0
Richard F. Militello          0                0        173,000/94,000                  0/0
Bruce W. Renard               0                0         99,167/18,333              4,200/0
Lawrence T. Ellman            0                0         15,000/30,000                  0/0

                            EMPLOYMENT AGREEMENTS

    The Company is a party to an employment agreement with Jeffrey Hanft, the Company's Chairman and Chief Executive Officer, commencing January 1, 1994 and ending on December 31, 1998. The agreement provides for automatic one year extensions thereafter unless either party gives notice that it is not to be extended. The employment agreement provides for payment of a base salary currently fixed at the annual rate of $500,000 from January 1, 1995 to December 31, 1995. Commencing January 1, 1996 and every January 1st thereafter during the term of the agreement, the base salary will increase by an amount equal to the previous year's base salary multiplied by 10%. The base salary may also be increased annually by merit increases or at any time at the discretion of the Board of Directors. Under certain circumstances (e.g., if the Company's income is not at certain levels), no increase may be granted. Mr. Hanft may also receive an incentive bonus for each of the Company's fiscal years during the term of his agreement. The incentive bonus shall be equal to 3% of the Company's pre-tax consolidated net income but shall not exceed 60% of Mr. Hanft's base salary for such fiscal year. Mr. Hanft is also entitled under the agreement to other employee benefits. Further, if the Company terminates Mr. Hanft's employment agreement without cause or Mr. Hanft terminates the agreement for certain defined reasons, the Company will pay Mr. Hanft (a) his base salary through the termination date and (b) as severance pay a lump sum amount equal to 200% of the sum of (i) the annual base salary at the highest rate in effect during the 12 months immediately preceding termination and (ii) the average of the three annual bonus payments paid with respect to the preceding three years under the agreement. Upon termination due to a change in control within one year after the change in control, Mr. Hanft shall receive (a) his base salary through the termination date, (b) all other benefits provided in the agreement and (c) severance pay equal to 299.99% of the average taxable compensation of Mr. Hanft for the five taxable years prior to such termination. Upon termination of his employment for disability, Mr. Hanft is entitled to 100% of his base salary then in effect for one year and 50% of his base salary for two additional years.

    The Company is a party to an employment agreement with Robert D. Rubin, the Company's President. The employment agreement is for a four year term commencing January 1, 1994 and ending December 31, 1997. Mr. Rubin's base salary for 1994 and 1995 under such agreement is $315,000. The agreement provides for automatic one year extensions thereafter unless either party gives notice that it is not to be extended. Mr. Rubin's employment agreement is otherwise similar to Mr. Hanft's, except that Mr. Rubin's incentive bonus is 1.85% of the Company's pre-tax consolidated net income.

    The Company is a party to an employment agreement with Richard F. Militello, the Company's Chief Operating Officer. The employment agreement is for a three year term commencing January 1, 1994 and ending December 31, 1996. Mr. Militello's base salary for 1994 and 1995 under such agreement is $250,000. The agreement provides for automatic one year extensions thereafter unless either party gives notice that it is not to be extended. Mr. Militello's employment agreement is otherwise similar to those of Messrs. Hanft and Rubin, except that Mr. Militello's incentive bonus is 1.5% of the Company's pre-tax consolidated net income.

    As a result of losses incurred by the Company in the first quarter of 1994, effective June 1, 1994 Messrs. Hanft, Rubin and Militello voluntarily reduced their salaries by 50%. On October 1, 1994, their salaries were reinstated to their contract amounts.

    The Company is a party to an employment agreement with Bruce W. Renard, the Company's Vice President-Regulatory Affairs/General Counsel. The employment agreement is for a three year term commencing on January 1, 1995 and ending on December 31, 1997. The agreement provides for payment of a base salary initially fixed at the annual rate of $172,500 with an annual increase of 10%, provided the Company has met certain income targets. The agreement provides for automatic one year extensions thereafter unless either party gives notice that it is not to be extended. Mr. Renard's employment agreement also provides for an incentive bonus in the sole discretion of the Board of Directors and that upon termination due to a change in control, Mr. Renard shall receive severance pay equal to 100% of his highest annual base salary.

    The Company is a party to an employment agreement with Lawrence T. Ellman, the President of the Company's Pay Telephone Division. The employment agreement is for a three year term commencing June 22, 1994 and ending June 22, 1997. The agreement provides for a base salary at the annual rate of $150,000, increasing 10% each year with the approval of the Board of Directors, and a minimum annual bonus of $25,000. Mr. Ellman's employment agreement is otherwise similar to those of Messrs. Hanft, Rubin and Militello, except that the Company shall have no obligation to pay benefits upon a termination for cause, disability or death, and no additional benefits accrue to Mr. Ellman upon a change in control.

    Each employment agreement above restricts the employee from competing with the Company for one year in the areas in which the Company then operates following termination of the agreement. Generally, except as set forth above, the Company may terminate an employment agreement without further payment if the employee materially breaches his or her obligations and duties under the agreement or is convicted of a felony under certain circumstances or violates the non-competition provision contained in the employment agreement or upon death of the employee.

                    REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors of the Company (the "Committee") is composed of two non-employee directors. The Committee is responsible for reviewing and approving the compensation paid to executive officers of the Company, including salaries, bonuses and stock options. Following review and approval by the Committee, actions pertaining to the executive compensation are reported to the full Board of Directors.

    Executive compensation is set at levels which are sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals. The compensation plans are structured to provide incentives for executive officer performance that promote continuing improvement in the Company's financial results. The plans are also designed to align the interests of the Company's executives and its shareholders by providing for payment of a significant portion of incentive compensation in the form of options to purchase the Company's Common Stock. Moreover, each executive officer's compensation is based upon both individual performance and Company performance. Consideration is given to the Company's income, cash flow, growth, return on capital employed and other factors. The contributions of each executive officer to such items are evaluated in determining adjustments to salaries and whether incentive awards will be made. Certain executive officers have entered into employment contracts with the Company which take these factors into consideration.

    As may be seen on the Summary Compensation Table included on page 10, the compensation of executive officers consists of three principal parts, each of which is reviewed by the Committee. Annual salaries shown in the Table represent the fixed portion of compensation for the year. Changes in salary depend upon Company as well as individual performance. The Bonus shown in the Table paid to executive officers depends on the financial performance of the Company. The final component of compensation arises from the Company's grant of stock options to executive officers. The Committee sets the number of options to be granted based upon the recipient's performance. All options under the plan are granted at fair market value, and, therefore, any value which ultimately accrues to the executive officer is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's stock.

    The compensation of Jeffrey Hanft, Chief Executive Officer and
Chairman, is determined in accordance with the philosophy set forth above. The Committee believes Mr. Hanft's leadership skills and business acumen favorably affect all key aspects of the Company's business including not only the development of the Company's long-term strategic goals but also oversight of day-to-day operations. This belief is based on a subjective analysis of Mr. Hanft's effectiveness and recognition of his achievements to date. During 1994, under Mr. Hanft's direction, the Company developed a new corporate strategy to restructure and reposition the corporation. The Company is now focusing on its core pay telephone business and the sale of its non-strategic businesses. In addition, Mr. Hanft initiated and continues to lead a broad re-evaluation and refinement of the Company' operating and financial policies and procedures. In 1994, Mr. Hanft received a base salary of $417,000 and no bonus. Under the terms of Mr. Hanft's employment agreement, he was entitled to receive a base salary of $500,000. However, as a result of losses incurred by the Company during the first quarter of 1994, Mr. Hanft voluntarily reduced his salary by 50% for the period from June 1, 1994 to October 1, 1994. Mr. Hanft also received options in 1994 to purchase 300,000 shares of the Company's Common Stock at the fair market value determined on the date such options were granted. Any value which ultimately accrues to Mr. Hanft based upon this grant of options will be based entirely upon the Company's performance as perceived by investors.

    Rules of the Securities and Exchange Commission require the inclusion in this Proxy Statement of a graph of the cumulative total return to shareholders during the previous 5 years in comparison with a broad market index (the NASDAQ Total Return Index - US Companies in the case of the Company) and a peer group index (the NASDAQ Total Return Industry
Index - Telecommunications in the case of the Company). The Company's record in this area is a factor of management's performance considered by the Compensation Committee.

The Compensation Committee

Respectfully Submitted,

Jody Frank
Robert E. Lund

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    See "Directors' Compensation and Consulting Arrangements" and "Certain Relationships and Related Transactions."

                             PERFORMANCE GRAPH

    The following graph shows a comparison of the five year cumulative return (assuming reinvestment of any dividends), among the Company, the NASDAQ Total Return Index (US Companies) ("NASDAQ-US"), and a peer group selected by the Company, the NASDAQ Total Return Industry Index - Telecommunications ("Telecom Group"). This graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1989.

    Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                      1989     1990     1991     1992     1993     1994
                      ----     ----     ----     ----     ----     ----
NASDAQ - US            100      85       136      159      182      178
Telecom Group          100      67        93      114      176      146
Company                100      67       163      188      244       76

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1994, the Company has engaged in the following transactions with directors and/or executive officers of the Company, shareholders listed in the security ownership table on page 6, or with businesses with which they are associated:

    1. The Company prepaid a deposit on a real property lease for its Russian joint venture, Artel, to Robin Enterprises, Inc. ("Robin") in the amount of $675,000. Such lease was canceled in June 1994 and the prepaid deposit returned to the Company. Robin is a corporation which owns an approximately 32,000 square foot building in Moscow. Jeffrey Hanft, Jody Frank, Bernard M. Frank, Robert D. Rubin, Richard F. Militello and Richard Whitman, all of whom are directors or former directors of the Company, are shareholders of Robin.

    2. On March 31, 1994, the Company sold certain of its telephone calling center assets to Global Link Teleco Corporation ("Global Link") for a total of $2.5 million. In connection with the transactions, Global Link delivered to the Company 10.0% of the issued and outstanding common stock of Global Link and granted the Company the right to designate two members of Global Link's Board of Directors. In February 1995, after obtaining a fairness opinion indicating the proposed sale of the assets for the agreed upon consideration was fair to the Company from a financial point of view and after the transaction was approved by the disinterested members of the Company's Board of Directors, the Company sold substantially all of the assets of its prepaid calling card business to Global Link for approximately $6.3 million. Upon the sale, the Company maintained the right to designate one member of Global Link's Board of Directors. The Company received $1.0 million in cash, a $5.3 million promissory note due February 1998, bearing interest at 8.5%, payable quarterly, and shares of common stock of Global Link. As a result of the February 1995 transaction, and because of a drafting error discovered in May 1995 that did not reflect the intentions of the parties, the Company's interest in the outstanding common stock of Global Link was 28.8% instead of the intended 19.99%. To correct this error, the Company reduced its share ownership to the intended 19.99% level. Jeffrey Hanft and Jody Frank, directors of the Company, are directors, and Jody Frank is a shareholder, of Global Link. Mr. Bernard M. Frank, a former director of the Company, is also a director and shareholder of Global Link.

    3. On November 24, 1994, the Company entered into a Settlement Agreement with Richard Whitman, a director of the Company, to resolve claims arising under an indemnity provision in connection with the November 1, 1991 merger of Ram Telephone and Communications ("Ram") into the Company. Pursuant to the Settlement Agreement, Mr. Whitman executed a promissory note in favor of the Company, agreeing to pay $237,000, plus simple interest of eight percent (8%) per annum, due and payable in full on December 31, 1997. Mr. Whitman also executed a Security Agreement, providing a pledge of up to 150,000 shares of the Company's Common Stock to collateralize payment of the promissory note. Mr. Whitman was a shareholder of Ram.

    4. Information concerning indebtedness of directors and/or executive officers to the Company since January 1, 1994 is as follows: (a) largest aggregate indebtedness outstanding: Jeffrey Hanft ($2,385,000); Robert D. Rubin ($735,000); Richard F. Militello ($907,000); Jody Frank ($309,000);
and

Ronald Gelber ($47,000); (b) currently outstanding indebtedness: Jeffrey Hanft ($1,712,000); Robert D. Rubin ($574,000); Richard F. Militello ($734,000); Jody Frank ($309,000); and Ronald Gelber ($47,000).

    Since January 1, 1994, the Company has loaned (the "Company Loans") certain funds to Jeffrey Hanft, Robert D. Rubin, Richard F. Militello, Jody Frank and Ronald Gelber (the "Borrowers") for the reasons described below. Each of the Company Loans is evidenced by a promissory note. Each such Company Loan is due in full on March 28, 1996, and bears interest at the prime rate of interest set by the Company's senior lender. Included in the currently outstanding loans for these transactions are the following: Mr. Hanft $968,000; Mr. Rubin $435,000; Mr. Militello $501,000; Mr. Frank $239,000; and Mr. Gelber $47,000.

    Each of the Company Loans was made following approval by the members of the Board of Directors who were not parties to the transactions as a means to provide the Borrowers with a vehicle to refinance certain commercial bank indebtedness they had incurred to exercise Company stock options and pay related income taxes. The Borrowers exercised the stock options in December 1993 to purchase the Company's Common Stock for purposes of increasing the Company's shareholders' equity without accessing the external capital markets. The Borrowers personally borrowed the funds to exercise the options from a commercial bank and pledged the Company's Common Stock issued upon exercise as collateral for the bank loans ("Bank Loans"). This equity increase in turn was a significant factor in permitting the Company to increase its credit facility from $60.0 million to $125.0 million in February 1994.

    Commencing in May, 1994, as the market price of the stock declined, the bank on several occasions required the Borrowers to pay down the Bank Loans or provide additional collateral. The Borrowers approached the disinterested members of the Company's Board of Directors to seek the Company's assistance in refinancing a portion of their Bank Loans. The Company then advanced the Company Loans upon the repayment terms noted above.

    Mr. Hanft, Mr. Militello and Mr. Frank also borrowed $535,000, $128,000 and $70,000, respectively, from the Company in connection with the payment of personal income taxes related to the phantom gain incurred upon the December 1993 exercise of the stock options mentioned above. The loans are due in 1995 and bear interest at a rate equal to the average annual borrowing rate of the Company's senior debt (for the fiscal year ending on or immediately preceding the date interest on the outstanding principal is payable).

    In an unrelated transaction, in lieu of receiving payment of their earned 1993 bonus, Mr. Hanft, Mr. Rubin and Mr. Militello agreed to accept loans from the Company which bear interest at a rate equal to the average annual borrowing rate of the Company's senior debt (for the fiscal year ending on or immediately preceding the date interest on the outstanding principal balance is payable) which loans are payable within five years of the date of the loan. Included in the currently outstanding loans for this transaction are the following: Mr. Hanft $210,000; Mr. Rubin $140,000; and Mr. Militello $105,000.

    5. On July 19, 1995, UBS Partners purchased 150,000 shares of the Preferred Stock for gross proceeds of $15.0 million. See "OUTSTANDING
STOCK AND VOTING RIGHTS." Charles J. Delaney, a director of the Company, is the President of UBS Capital, an affiliate of UBS Partners. Jeffrey J. Keenan, who is expected to be elected a director of the Company by UBS Partners at or about the time of the Annual Meeting, is a director and vice president of UBS Partners. In connection with the Preferred Stock Investment, the Company has agreed to reimburse UBS Partners for its out of pocket expenses up to a maximum amount of $350,000.

    6. In connection with the resignations of former directors Bernard M. Frank and Ronald Gelber, in February 1995 and July 1995 respectively, the Company issued to each former director options to acquire 32,500 shares of Common Stock. The exercise prices of the options, based on the market price of the Company's Common Stock on the date of the grants, are $5.06 with regard to Mr. Frank's options and $4.16 with regard to Mr. Gelber's options.

    7. In February 1994, the Company amended a credit facility agreement with Creditanstalt- Bankverein and certain other lenders in order to provide the Company with a revolving line of credit of $125 million, and issued to Creditanstalt American Corporation (a subsidiary of Creditanstalt-Bankverein) 250,000 Series D warrants to acquire Common Stock or Series B Preferred Stock of the Company, with an exercise price of $9.00 per share. At the same time, Creditanstalt American Corporation, as the assignee of Creditanstalt- Bankverein, exercised 150,000 Series A warrants to acquire 150,000 shares of Common Stock at an exercise price of $3.17 per share. In March 1995, the Company amended its credit facility agreement with Creditanstalt- Bankverein and certain other lenders by reducing the credit facility to $100 million. In May 1995, the Company agreed to decrease to $5.25 the exercise price of a portion of the Series D warrants in return for the cancellation of a demand registration right held by Creditanstalt American Corporation. In July 1995, the Company repaid the approximately $95.5 million of indebtedness under the credit facility, amended the credit facility to reduce the line of credit to $40 million, and paid Creditanstalt-Bankverein a loan origination fee of $200,000. Between January 1, 1994 and June 30, 1995, the Company paid approximately $5.3 million in interest and fees to Creditanstalt-Bankverein as agent and as a lender in connection with the Company's credit facilities.

    In May 1995, in order to facilitate a $2.5 million loan to PTC Cellular, Inc., a wholly-owned subsidiary of the Company, the Company entered into an exchange agreement under which it granted to Creditanstalt Corporate Finance, Inc. (an affiliate of Creditanstalt American Corporation) the right to exchange indebtedness under the loan for shares of Common Stock of the Company, with an exchange ratio based on the then current market price of the Common Stock. Concurrently with the exchange agreement, PTC Cellular, Inc. issued warrants to acquire 263,916 shares of Class A or Class B Common Stock of PTC Cellular, Inc. to Creditanstalt Corporate Finance, Inc, at an exercise price of $.01 per share. The warrants expire on May 3, 2005.

                     CERTAIN INFORMATION AS TO INSURANCE

    No shareholder action is required with respect to the following information which is included to fulfill the requirements of Section 726 of the Business Corporation Law of the State of New York. Effective December 31, 1994, the Company renewed an insurance policy providing for reimbursement, with certain exclusions and deductions, to (i) the Company for payments it makes to indemnify directors and officers of the Company and its subsidiaries, and (ii) directors and officers for losses, costs and expenses incurred by them in connection with their acts in those capacities for which they are not indemnified by the Company. The insurer is Reliance Insurance Company. The cost of this insurance is $100,000 for a one year term.

                  RELATIONSHIP WITH THE COMPANY'S AUDITORS

    The Company is not required to obtain shareholder approval or ratification of its selection of its auditors under the laws of the State of New York, and the Audit Committee and the Board of Directors reserve the right to make any change in auditors at any time, and without shareholder approval, which the Board of Directors and Audit Committee deem advisable or necessary. Representatives of Price Waterhouse LLP, the Company's current auditors, are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

                                OTHER MATTERS

    Management is not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the Annual Meeting, proxies will be voted at the discretion of the proxy-holders.

                           SOLICITATION PROCEDURES

    The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses in forwarding proxies and proxy material to the beneficial owners. Solicitations may also be made by employees of the Company, without additional compensation, by use of the mails, telephone, telegraph or otherwise. The Company may retain Corporate Investor Communications, Inc., to assist in the solicitation of proxies at a cost of approximately $3,000 (plus reasonable out-of-pocket expenses).

                            SHAREHOLDER PROPOSALS

    Under the regulations applicable to the solicitation of proxies, shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders of the Company must be received by the Company not later than March 26, 1996. However, because the Board of Directors anticipates that the 1996 Annual Meeting of Shareholders will take place on or about May 24, 1996 and the Proxy Statement related to that meeting will be sent to shareholders on or about April 24, 1996, shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company a reasonable time prior to the date of the Proxy Statement.
The Company recommends that such shareholder proposals be received by the Company not later than December 26, 1995, at its principal executive offices, 2300 N.W. 89th

Place, Miami, Florida 33172, Attention: Robert D. Rubin, President, for inclusion in the Proxy Statement relating to the 1996 Annual Meeting of Shareholders.

                         By Order of the Board of Directors

                         /s/ FRANCIS J. HARKINS

                         Francis J. Harkins, Secretary

Miami, Florida
July 25, 1995

                    PEOPLES TELEPHONE COMPANY, INC.
                    ANNUAL MEETING OF SHAREHOLDERS

         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Jeffrey Hanft, Robert D. Rubin, or either of them, with full power of substitution, the proxies of the undersigned, to vote all shares of Common Stock or Series C Cumulative Convertible Preferred Stock of Peoples Telephone Company, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on August 25, 1995, at 10:00 a.m., at the Radisson Mart Plaza Hotel at 711 N.W. 72nd Avenue, Miami, Florida 33126, and at any adjournments thereof, as to the matters specified on the reverse side, all as more fully described in the accompanying proxy statement. The board of directors currently knows of no other matters to be presented at the Annual Meeting. Proposal 1 has been proposed for consideration by Peoples Telephone Company, Inc. THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

                          (Continued on reverse side)

1. To elect as directors of People's Telephone Company, Inc. the nominees named below:

FOR [ ] WITHHELD [ ]

     Nominees: Jeffrey Hanft, Jody Frank, Robert E. Lund and Robert D. Rubin

     To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

     --------------------------------------------------------------------

2. In their discretion, to transact and vote upon all other business as may properly come before the meeting and all adjournments of the meeting.

                               Please mark, date and sign as your name appears herein and return in the enclosed envelope.
                               If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signatory is a corporation, a duly authorized officer should sign for the corporation. If share are held jointly, each shareholder named should sign.

                               Date: -----------------------, 1995


                               ------------------------------------
                                            Signature

                                ------------------------------------
                                      Signature (if held jointly)

PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES